Exhibit 4.4

EXECUTION VERSION

WARRANT ISSUANCE AGREEMENT

Dated as of August 31, 2012

between

PAR PETROLEUM CORPORATION

and

CERTAIN PURCHASERS OF WARRANTS

-i-

-ii-

WARRANT ISSUANCE AGREEMENT

WARRANT ISSUANCE AGREEMENT (this “Agreement”) dated as of August 31, 2012, between PAR PETROLEUM CORPORATION, a Delaware corporation (the “Corporation”) and the investors named on the signature page hereto (each an “Investor” and collectively, the “Investors”).

Reference is made to the Credit Agreement (as the same may be amended from time to time, the “Credit Agreement”) among the Corporation and certain lenders (the “Lenders”) and Jefferies Finance LLC, as agent for said lenders. In order to induce the Lenders to enter into the Credit Agreement and to make certain loans and provide other financial accommodations to the Corporation thereunder, the Corporation has agreed, subject to the terms and conditions herein set forth, to sell, issue and deliver Warrants (as hereinafter defined) to purchase Common Stock (as defined herein) of the Corporation to the Investors who are Lenders or Affiliates of Lenders under the Credit Agreement. This Agreement sets forth the terms and conditions applicable to such Warrant.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person. An Affiliate of a Holder shall include any investment fund under common management or control by the managers of such Holder.

“Affiliate Holder” shall have the meaning given to such term in Section 3.3(d) hereof.

“Allocable Number” shall have the meaning given to such term in Section 4.2.

“Applicable Law” shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to the Person in question or any of its assets or property, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties are bound.

“Assignment Form” shall mean the assignment form attached as Annex C to a Warrant.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are authorized or required to be closed in New York, New York; provided, however, that any determination of a Business Day relating to a securities exchange shall mean a Business Day on which such exchange is open for trading.

“Cash Specified Transaction” means a merger or consolidation of the Corporation that constitutes a Specified Transaction in which at least 25% of the consideration paid to the Corporation’s stockholders in such Specified Transaction consists of cash or cash equivalents.

“Closing” shall have the meaning given to such term in Section 2.2.

“Closing Date” shall have the meaning given to such term in Section 2.2.

“Commission” shall mean the Securities and Exchange Commission (or a successor thereto).

“Common Stock” shall mean the Common Stock, currently $0.01 par value, of the Corporation, and any similar equity security of any successor entity to the Corporation.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporation” shall have the meaning given to such term in the Preamble.

“Convertible Securities” shall have the meaning given to such term in Section 4.5(b).

“Credit Agreement” shall have the meaning given to such term in the Preamble.

“Delivery Date” shall have the meaning given to such term in Section 4.3(a).

“Equivalent Nonvoting Security” with respect to any security (a “first security”) issued or to be issued by any Person, shall mean a security (an “equivalent security”) of such Person that is identical in rights and benefits to such first security, except that (a) the equivalent security shall not be entitled to vote on any matter on which holders of voting securities of such Person are entitled to vote, other than as required by Applicable Law or with respect to any amendment or repeal of any provision of the Organizational Documents of such Person or any other agreement or instrument pursuant to which the equivalent security was issued which provision specifically affects such equivalent security, (b) subject to such reasonable restrictions as any affected Regulated Holder may request (including, without limitation, any restriction necessary to prevent the violation by such Regulated Holder of any provision of Applicable Law with respect to its Ownership of voting securities), the equivalent security shall be convertible in a one-to-one ratio into the first security and (c) the terms of the equivalent security shall include such provisions requested by any affected Regulated Holder as are reasonable and equitable to ensure that (i) the equivalent security is treated comparably to the first security with respect to dividends, distributions, stock splits, reclassifications, capital reorganizations, mergers, consolidations and other similar events and transactions, (ii) the conversion right provided in clause (b) above is equitably protected and (iii) the acquisition of the equivalent security will not cause such Regulated Holder to violate Applicable Law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Form” shall mean the exchange form attached as Annex B to a Warrant.

“Excluded Securities” shall mean:

(i) securities issued upon exercise of the Warrants;

(ii) securities issued by the Corporation in a Qualified Public Offering;

(iii) securities issued pursuant to the direct or indirect acquisition by the Corporation of any Person or assets, whether by merger, purchase of stock, purchase of assets or otherwise;

(iv) securities issued to Persons in connection with a joint venture, strategic alliance or other commercial relationship with such Person (including Persons that are customers, suppliers and strategic partners of the Corporation) relating to the operation of the Corporation’s business and not for the primary purpose of raising equity capital;

(v) securities issued upon exercise of conversion or exchange rights, options or subscription calls, warrants, commitments or claims, provided that the foregoing are outstanding on the date hereof; and

(vi) securities or options or rights to purchase securities issued to directors, officers, employees or consultants of the Corporation, or the issuance of securities upon the exercise of any such options or rights; provided, however, that the aggregate amount of all such Common Stock or Common Stock which may be acquired upon the exercise of such options shall not exceed an aggregate of 10% of the Common Stock (on a Fully-Diluted Basis).

Excluded Securities shall also include any securities issued upon the exercise of rights, warrants or options issued pursuant to clauses (i) through (vi) above.

“Executive Officer” shall mean, with respect to the Corporation, its Chairman or President.

“Exercise Form” shall mean the exercise form attached as Annex A to a Warrant.

“Exercise Price” shall mean $.01 per share of Common Stock, subject to adjustment from time to time in the manner provided in Section 4.5.

“Expiration Date” shall mean the earlier of (i) August 31, 2022; (ii) a Cash Specified Transaction; and (iii) any Non-Cash Specified Transaction if approved by the Requisite Holders, immediately prior to the closing of such Non-Cash Specified Transaction.

“Financial Officer” shall mean the Chief Financial Officer, Treasurer or Assistant Treasurer of the Corporation.

“Fiscal Quarter” shall mean, with respect to the Corporation, any of the fiscal quarters ending March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” shall mean, with respect to the Corporation, the calendar year ending on December 31.

“Fully Diluted Basis” means, as applied to the calculation of the number of shares of Common Stock outstanding at any time, after giving effect to (a) all shares of Common Stock outstanding at the time of determination, (b) all shares of Common Stock issuable upon the exercise of any option, warrant (including the Warrants) or similar right to purchase Common Stock outstanding at the time of determination and then exercisable at a per share price equal to or less than the price per share of Common Stock being determined and (c) all shares of Common Stock issuable upon the conversion or exchange of any security convertible into or exchangeable for shares of Common Stock outstanding at the time of determination and then so convertible or exchangeable at a conversion or exchange price equal to or less than the price per share of Common Stock being determined. Such calculation will not be made in accordance with the “treasury method.”

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or foreign.

“Holder” shall have the meaning given to such term in Section 3.1(c).

“Investors” shall have the meaning given to such term in the Preamble.

“Lenders” shall have the meaning given to such term in the Preamble.

“Market Price” shall mean, with respect to a share of Common Stock on any Business Day:

(a) if the Common Stock is Publicly Traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ System as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, OTCQX or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive Business Days prior to such day;

or

(b) if the Common Stock is not Publicly Traded at the time of determination, for the purposes of Section 4 only, the fair value of one share of Common Stock,

determined in good faith by the Board of Directors of the Corporation exercising reasonable business judgment; provided, however, if the Common Stock is not Publicly Traded at the time of determination for all other purposes, the Market Price shall be the Market Value Per Share.

“Market Value” shall mean the highest price that would be paid for the entire common equity interest in the Corporation on a going-concern basis in a single arm’s-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and always determined in accordance with the Valuation Procedures, and assuming full disclosure and understanding of all relevant information and a reasonable period of time for effectuating such sale. For the purposes of determining the Market Value, (i) the exercise price of options or warrants to acquire Common Stock which are deemed to have been exercised for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis, shall be deemed to have been received by the Corporation, (ii) the liquidation preference or indebtedness, as the case may be, represented by securities which are deemed exercised for or converted into Common Stock for the purpose of determining the number of shares of Common Stock outstanding on a Fully Diluted Basis shall be deemed to have been eliminated or canceled, (iii) any contract limitation in respect of the shares of Common Stock, including their transfer, voting and other rights shall be disregarded; (iv) any illiquidity arising by contract law in respect of the shares of Common Stock and any voting rights or control rights amongst the Stockholders, shall be disregarded; and (v) in the event of an Specified Transaction, the Market Value shall be based on the fair value of the consideration received by the holders of the Common Stock in such Transaction as determined based on the Valuation Procedures.

“Market Value Per Share” shall mean the price per share of Common Stock obtained by dividing (A) the Market Value by (B) the number of shares of Common Stock outstanding (on a Fully Diluted Basis) at the time of determination.

“NASDAQ” shall mean the NASDAQ National Market or the NASDAQ Smallcap Market.

“Non-Cash Specified Transaction” means any Specified Transaction other than a Cash Specified Transaction.

“Notes” means those certain loans or other obligations owing to the Lenders under the Credit Agreement.

“Obligations” shall have the meaning given such term in the Credit Agreement.

“Offer” shall have the meaning given to such term in Section 3.3(e) hereof.

“Offer Letter” shall have the meaning given to such term in Section 3.3(e) hereof.

“Offered Securities” shall have the meaning given to such term in Section 3.3(e) hereof.

“Offering Holders” shall have the meaning given to such term in Section 3.3(e) hereof.

“Options” shall have the meaning given to such term in Section 4.5(b)(i) hereof.

“Organizational Documents” shall mean, with respect to any Person, each instrument or other document that (a) defines the existence of such Person, including its articles or certificate of incorporation, as filed or recorded with an applicable Governmental Authority or (b) governs the internal affairs of such Person, including its by-laws, in each case as amended, supplemented or restated.

“OTCQX” means the United States over the counter market trading platform maintained by OTC Markets Group Inc.

“Other Holders” shall have the meaning given to such term in Section 3.3(e) hereof.

“Own” shall mean, with respect to any security, to own, hold or Control. Owns and Ownership shall have correlative meanings.

“Person” shall mean and include any natural person, company, association, partnership, joint venture, limited liability company, limited partnership, limited liability partnership, corporation, business trust, other legal entity or unincorporated organization or any government or any agency or political subdivision thereof.

“Proportionate Percentage” shall mean, with respect to any Holder at any time, the quotient obtained by dividing (a) the aggregate number of Warrant Shares then held by such Holder by (b) the total number of shares of Common Stock then outstanding (on a Fully Diluted Basis).

“Pro Rata Portion of the Notes and Warrants” shall mean a transfer of the same percentage of the aggregate principal amount of the Notes and the aggregate number of Warrant Shares originally issued or issuable upon exercise of the Warrants (including any underlying Warrant Shares previously exercised) in any transfer permitted pursuant to Section 3.3. For example, if a Holder desires to transfer 40% of the principal amount of the Notes held by such Holder and/or its Affiliates, then it must also transfer a corresponding percentage of Warrants and/or Warrants Shares in an amount equal to 40% of the aggregate number of all Warrants originally exercisable under the Warrants.

“Publicly Traded” shall mean, with respect to any security, that such security is (a) listed on a domestic securities exchange, (b) quoted on NASDAQ or (c) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated or OTCQX.

“Qualified Public Offering” shall mean an underwritten public offering of the Common Stock, or of rights, warrants or options to purchase Common Stock, registered under the Securities Act, (a) which offering results in net proceeds to the Corporation of at least $20,000,000 and (b) after which the shares of Common Stock are Publicly Traded.

“Regulated Holder” shall mean any Holder subject to any provisions of Applicable Law (including without limitation the Bank Holding Company Act of 1956, as amended, (12 U.S.C. § 1841 et seq.) and the regulations promulgated thereunder) limiting the quantity or kind of securities (or any class thereof) of the Corporation which such Holder is permitted to Own.

“Requisite Holders” shall mean Holders holding Warrants or Warrant Shares representing at least sixty-seven percent (67%) of all Warrant Shares issued or issuable upon exercise of Warrants outstanding on the date of determination; provided, however, that any Warrants or Warrant Shares owned by the Corporation shall not be deemed to be outstanding.

“Restricted Securities” shall mean the Warrant Shares which are held by the Investors and which theretofore have not been sold to the public pursuant to a registration statement under the Securities Act or pursuant to Rule 144.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Offer Price” shall have the meaning given to such term in Section 3.3(e) hereof.

“Selling Holder” shall have the meaning given to such term in Section 3.3(e) hereof.

“Specified Transaction” shall mean (a) the sale of all or substantially all of the assets of the Corporation or (b) a merger or consolidation of the Corporation with or into another entity (other than a merger or consolidation solely involving a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation).

“Stockholders Agreement” means that certain Stockholders Agreement between the Corporation and certain holders of its Common Stock including the initial Investors dated on or about August 31, 2012, as amended, modified or restated from time to time.

“Subsidiary” shall mean, at any time, any Person of which more than fifty percent (50%) of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned directly or indirectly through one or more Subsidiaries, by the Corporation.

“Transfer” shall mean any bona fide sale, transfer, assignment, or other disposition of any interest in, with or without consideration, any security (other than a pledge or hypothecation).

“Valuation Procedure” shall mean, with respect to the determination of any amount or value required to be determined in accordance with such procedure, a determination (which shall be final and binding on the Corporation and the Holders) made (i) by agreement among the Corporation and the Requisite Holders within thirty (30) days following the event requiring such determination; or (ii) in the absence of such an agreement, by an Appraiser (as defined below) selected in accordance with the further provisions of this definition. If required, the Appraiser shall be selected within 10 days following the expiration of the 30-day period referred to above, either by agreement among the Corporation and the Requisite Holders or, in the absence of such agreement, by the Corporation selecting the Appraiser from a list of three potential Appraisers submitted by the Requisite Holders. The Appraiser shall be instructed by the Corporation and the Requisite Holders to make its determination within twenty (20) days of its selection. The fees and expenses of an Appraiser selected hereunder shall be borne fifty percent (50%) by the Corporation and fifty percent (50%) by the Holders (on a pro rata basis) participating in the transaction to which the determination relates. As used herein, “Appraiser” shall mean with respect to a determination of Market Value, a nationally-recognized investment banking firm.

“Warrant” shall have the meaning given to such term in Section 3.1(a).

“Warrant Register” shall have the meaning given to such term in Section 3.1(c).

“Warrant Shares” shall mean (a) the shares of Common Stock issued or issuable upon exercise of a Warrant in accordance with Section 4.1 or upon exchange of a Warrant in accordance with Section 4.2, and/or (b) all other securities or other property issued or issuable upon any such exercise or exchange in accordance with this Agreement. As used in this Agreement, the phrase “Warrant Shares then held” by any Holder or Holders shall mean Warrant Shares held at the time of determination by such Holder or Holders, and shall include Warrant Shares issuable upon exercise of Warrants held at the time of determination by such Holder or Holders.

SECTION 1.2 Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. The term “including” is not limiting and the term “or” has the inclusive meaning represented by the term “and/or.” The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Articles”, “Sections,” “Subsections,” “Exhibits,” and “Schedules” are to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Any capitalized terms used herein which are not specifically defined herein have the meaning given to them in the Credit Agreement.

ARTICLE II.

ISSUANCE OF WARRANT; CLOSING

SECTION 2.1 Issuance of Warrant. The Corporation hereby agrees to issue a Warrant registered in the name of each Investor exercisable for the individual number of Warrant Shares set forth on Schedule A hereto at a price per share equal to the Exercise Price. The number of Warrant Shares which may be purchased upon exercise of each such Warrant and the Exercise Price to be paid for such Warrant Shares are subject to adjustment in the manner provided in Article IV.

SECTION 2.2 Closing. The closing (the “Closing”) for the issuance, sale and transfer of the Warrant shall take place on the “Closing Date” as defined in the Credit Agreement, and simultaneously with or immediately after the First Advance (as defined in the Credit Agreement) has been made (the “Closing Date”), or, in each case, if such date is not a Business Day, on the next succeeding Business Day.

ARTICLE III.

FORM; EXCHANGE FOR WARRANTS; TRANSFER; TAXES

SECTION 3.1 Form of Warrant.

(a) Each Warrant issued hereunder shall be in the form of Exhibit A (each, a “Warrant”) and shall be executed on behalf of the Corporation by an Executive Officer and attested to by a Financial Officer. The signature of any officer on any Warrant may be manual, PDF or facsimile. Upon initial issuance, each Warrant shall be dated as of the date of counter-signature thereof by the Corporation.

(b) Each Warrant and each certificate representing Warrant Shares shall include a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE LIMITATIONS ON TRANSFER SET FORTH IN THE WARRANT ISSUANCE AGREEMENT AND THE STOCKHOLDERS AGREEMENT, EACH DATED AS OF AUGUST 31, 2012, AND EACH BETWEEN THE CORPORATION AND CERTAIN INVESTORS. A COPY OF THE WARRANT ISSUANCE AGREEMENT AND STOCKHOLDERS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION.

(c) Each Warrant issued, exchanged or transferred hereunder shall be registered in a warrant register (the “Warrant Register”). The Warrant Register shall set forth the number of each Warrant, the name and address of the holder (a “Holder”) thereof, and the original number of Warrant Shares purchasable upon the exercise thereof. The Warrant Register will be maintained by the Corporation and will be available for inspection by any Holder at the principal office of the Corporation or such other location as the Corporation may designate to the Holders in the manner set forth in Section 8.1. The Corporation shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person. The Corporation shall not be liable for complying with a request by a fiduciary or nominee of a fiduciary to register a transfer of any Warrant which is registered in the name of such fiduciary or nominee, unless made with the actual knowledge that such fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with knowledge of such facts that the Corporation’s participation therein amounts to bad faith.

SECTION 3.2 Exchange of Warrants for Warrants.

(a) Subject to applicable federal and state securities laws, the Holder may exchange any Warrant issued hereunder for another Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares which could be purchased pursuant to the Warrant being so exchanged. In order to effect an exchange permitted by this Section 3.2, the Holder shall deliver to the Corporation such Warrant accompanied by a written request signed by the Holder thereof specifying the number and denominations of Warrants to be issued in such exchange, and related documentation, the names in which such Warrants are to be issued and such other documentation as may be reasonably requested by the Corporation to comply with applicable Federal and State securities laws. Within five (5) Business Days of receipt of such a request and all related documentation, the Corporation shall issue, register and deliver to the Holder thereof each Warrant to be issued in such exchange.

(b) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation, upon surrender of such Warrant, the Corporation shall (at its expense) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by and dated the date of such lost, stolen, destroyed or mutilated Warrant. Any such new Warrant shall constitute an original contractual obligation of the Corporation, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by any Person.

SECTION 3.3 Transfer of Warrant.

(a) Subject to Sections 3.3(c), (d), (e) and (f) hereof, each Warrant may be transferred by the Holder thereof by delivering to the Corporation such Warrant accompanied by a properly completed Assignment Form. Within five (5) Business Days of receipt of such Assignment Form the Corporation shall issue, register and deliver to the Holder, subject to this Section 3.3, a new Warrant or Warrants of like kind and tenor representing in the aggregate the right to purchase the same number of Warrant Shares which could be purchased pursuant to the Warrant being transferred. In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion.

(b) Each Warrant issued, in accordance with this Section 3.3 shall bear the restrictive legend set forth in Section 3.1(b), unless the Holder or transferee thereof supplies to the Corporation evidence, reasonably satisfactory to the Corporation, that the restrictions described in such legend are no longer applicable to such Warrant.

(c) The Corporation and each Holder agrees that the Notes and Warrants (and any underlying Warrant Shares) are not detachable instruments for transfer purposes, and so long as the Obligations are outstanding, the Notes and Warrants (or underlying Warrant Shares) may not be sold, assigned, transferred or pledged separately, and any purported sale, assignment, transfer or pledge in violation of the foregoing shall be null and void and of no effect. Subject to Section 3.3(d) below, any transfer of the Notes and Warrants (or underlying Warrant Shares) prior to repayment in full of the Obligations shall be subject to the right of first offer rights of the Holders set forth in Section 3.3(e) below.

(d) Notwithstanding the provisions of Section 3.3(c) above, each Holder shall have the right to transfer a Pro Rata Portion of the Notes and Warrants together to any Affiliate of a Holder (“Affiliate Holder”) so long as such Affiliate Holder agrees in writing to be bound by the terms and provisions of this Agreement (including this Section 3.3), which respect to such acquired Notes and Warrants (or underlying Warrant Shares).

(e) In the event that any Holder (the “Selling Holder”) desires to sell any Pro Rata Portion of the Notes and Warrants to any Person (other than to an Affiliate Holder) while the Obligations are outstanding, then such Holder shall first deliver a written offer letter (the “Offer Letter”) to the Corporation and the other Lenders and/or Holders (collectively, the “Other Holders”) notifying them of its desire to sell a Pro Rata Portion of the Notes and Warrants and indicating the exact amount of Notes and Warrants (or underlying Warrant Shares) desired to be sold by the Selling Holders (collectively, the “Offered Securities”). Upon receipt of the Offer Letter, the Other Holders (or any of them) shall have three (3) Business Days to elect to make an offer to collectively purchase all of the Offered Securities for cash by delivering a written notice of an offer to the Selling Holder (the “Offer”). The Offer shall set forth the purchase price (the “Securities Offer Price”) for all of the Offered Securities that the Other Holders making the Offer (the “Offering Holders”) desire to purchase, which Securities Offer Price shall be determined by holders of a majority of the principal amount of the Notes then outstanding held by the Offering Holders. The Selling Holder will then have ten (10) days from its receipt of the Offer to notify the Offering Holders in writing of its acceptance or rejection of the Offer. If no such acceptance or rejection notice is given by the Selling Holder, then the Selling Holder shall be deemed to have rejected the Offer. In the event that the Selling Holder accepts the Offer, the closing of the purchase of the Offered Securities by the Offering Holders shall occur within thirty (30) days after the Selling Holder’s acceptance of the Offer at the offices of the Corporation or as otherwise mutually agreed by the Selling Holder and the Offering Holders. In the event that more than one Other Holder elects to be an Offering Holder, than, unless otherwise agreed by such Offering Holders, such Offer shall be made on a pro rata basis among such Offering Holders on the basis of their pro rata ownership (together with their Affiliates) of the principal amount of the Notes prior to such Offer. Notwithstanding the foregoing, in the event that the Selling Holder rejects the Offer or the Offering Holders, taken together, fail to close such purchase within the time period provided above, then such Offered Securities may be sold by the Selling Holder to a third party within 120 days after the expiration of the applicable time period set forth above subject to Section 3.3(f) below. Any such sale of Offered Securities to a third party shall be for consideration with a fair market value of not less than the Securities Offer Price and upon other terms and conditions, if any, not materially less favorable to the purchaser than those specified in the Offer. Any Offered Securities not sold within such 120-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section 3.3(e). The provisions of this Section 3.3(e) shall terminate upon payment in full of all of the Obligations.

(f) After the repayment of the Obligations or in the event of any transfer otherwise permitted pursuant to Sections 3.3(d) or (e) above, the transfer of Warrants and Warrant Shares shall be permitted, so long as such transfer is pursuant to a transaction that complies with, or is exempt from, the provisions of the Securities Act, and the Corporation may require an opinion of counsel (which may be internal counsel to each transferring Holder) in form and substance reasonably satisfactory to it to such effect prior to effecting any transfer of such Warrants or Warrant Shares. Notwithstanding anything to the contrary contained in this Section 3.3, no transfer of Warrants or Warrant Shares may be made unless each transferee becomes a party to the Stockholders Agreement.

ARTICLE IV.

EXERCISE OF WARRANT; EXCHANGE FOR WARRANT SHARES

SECTION 4.1 Exercise of Warrants. A Holder may exercise a Warrant at any time prior to the Expiration Date by delivering to the Corporation such Warrant accompanied by a properly completed Exercise Form and a certified or bank check or wire transfer of immediately available funds in an aggregate amount equal to the product obtained by multiplying (a) the Exercise Price by (b) the number of Warrant Shares being purchased;. Any partial exercise of a Warrant shall be for a whole number of Warrant Shares only.

SECTION 4.2 Cashless Exercise. On any Business Day prior to the Expiration Date, a Holder may exchange a Warrant, in whole or in part, for Warrant Shares by delivering to the Corporation such Warrant accompanied by a properly completed Exchange Form. The number of shares of Common Stock to be received by a Holder upon such exchange shall be equal to (a) the number of Warrant Shares allocable to the portion of the Warrant being exchanged (the “Allocable Number”), as specified by such Holder in the Exchange Form less (b) the number of shares equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) the Exercise Price by (B) the Allocable Number of Warrant Shares by (ii) the Market Price as of the close of business on the date of delivery of the Exchange Form. The Allocable Number shall be a whole number.

SECTION 4.3 Issuance of Common Stock.

(a) Within five (5) Business Days following the delivery date (the “Delivery Date”) of (i) an Exercise Form or Exchange Form in accordance with Section 4.1 or 4.2, (ii) a Warrant and (iii) any required payments of the Exercise Price, the Corporation shall issue and deliver to the Holder a certificate or certificates, registered in the name of such Holder, representing the Warrant Shares being purchased or to be received upon such exchange.

(b) If a Holder shall exercise or exchange a Warrant for less than all of the Warrant Shares which could be purchased or received thereunder, the Corporation shall issue to the Holder, within five (5) Business Days of the Delivery Date, a new Warrant evidencing the right to purchase the remaining Warrant Shares. In the case of an exchange pursuant to Section 4.2, the number of remaining Warrant Shares shall be the original number of Warrant Shares subject to the Warrant so exchanged reduced by the Allocable Number of Warrant Shares. Each Warrant surrendered pursuant to Section 4.1 or 4.2 shall be canceled.

(c) The Corporation shall not be required to issue fractional shares of Common Stock upon the exercise or exchange of a Warrant. If any fraction of a share of Common Stock would be issuable on the exercise or exchange of any Warrant, the Corporation may, in lieu of issuing such fractional share, pay to such Holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (i) such fraction by (ii) the Market Price in effect on the Delivery Date.

(d) Reserved.

(e) If permitted by Applicable Law, the person in whose name any certificate for shares of Common Stock is issued upon exercise or exchange of a Warrant shall for all purposes be deemed to have become the holder of record of such shares on the Delivery Date, irrespective of the date of delivery of such certificate, except that, if the Delivery Date is a date when the stock transfer books of the Corporation are closed, such person shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(f) If any shares of Common Stock required to be reserved for purposes of the exercise or exchange of a Warrant require registration or approval under any Applicable Law, the Corporation will in good faith and as expeditiously as possible cause such shares to be registered or seek such approval, as applicable. The Corporation may suspend the exercise of any Warrant so affected for the period during which such registration or approval is required but not in effect.

(g) Any Exercise Form or Exchange Form delivered under Section 4.1 or 4.2 may condition the exercise or exchange of any Warrant on the consummation of a sale contemplated by Section 3.3(d) or 3.3(e), or on the consummation of a sale of Warrant Shares pursuant to a public offering registered under the Securities Act, and such exercise or exchange shall not be deemed to have occurred except concurrently with the consummation of any such sale, with all periods of required performance in connection therewith adjusted accordingly.

SECTION 4.4 Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon exercise of each Warrant shall be subject to adjustment from time to time in accordance with this Article 4.

SECTION 4.5 Adjustment upon Issuance of Common Stock.

(a) If, at any time after the Closing Date, the Corporation shall issue or sell (or, in accordance with Section 4.5, shall be deemed to have issued or sold) any shares of Common Stock without consideration or for a consideration per share less than 95% of the Market Price determined as of the date of such issuance or sale, then, effective immediately upon such issuance or sale, the Exercise Price shall be reduced to an amount equal to the product obtained by multiplying (A) the Exercise Price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which shall be the sum of (x) the product obtained by multiplying (1) the number of shares of Common Stock outstanding (on a Fully Diluted Basis) immediately prior to such issuance or sale by (2) the Market Price as of the date of such issuance or sale, and (y) the consideration, if any, received by the Corporation upon such issuance or sale, and the denominator of which shall be the product obtained by multiplying (C) the number of shares of Common Stock outstanding (on a Fully Diluted Basis) immediately after such issuance or sale, by (D) such Market Price. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares which may be obtained upon exercise of such Warrant shall be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment.

(b) For the purpose of determining the adjusted Exercise Price under Section 4.5(a), the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner issues or grants any rights or options to subscribe for or to purchase (A) Common Stock or (B) any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than 95% of the Market Price determined as of the date of issuance or grant of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options (or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options) shall be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share (and the Exercise Price accordingly adjusted as provided in Section 4.5(a)). For purposes of this paragraph, the price per share for which Common Stock is issuable upon exercise of Options or upon conversion or exchange of Convertible Securities issuable upon exercise of Options shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuing or granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the Exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities having an exercise or conversion or exchange price per share of Common Stock which is less than 95% of the Market Price determined as of the date of such issuance or sale, then the maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation for such lower price per share (and the Exercise Price accordingly adjusted as provided in Section 4.5(a)). For purposes of this paragraph, the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities is determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are required to be made pursuant to other provisions of this Section 4.5(b), no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly readjusted.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor shall be deemed to be the gross amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for consideration other than cash, then the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration determined by the Board of Directors of the Corporation.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary of the Corporation and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

SECTION 4.6 Subdivisions or Combinations of Common Stock. If, at any time after the Closing Date, (a) the number of shares of Common Stock outstanding is increased by a dividend or other distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock or (b) the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of shares of Common Stock, then, in each case, effective as of the effective date of such event retroactive to the record date, if any, of such event, (i) the Exercise Price shall be adjusted to a price determined by multiplying (A) the Exercise Price in effect immediately prior to such event by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such event, and (ii) the number of Warrant Shares subject to purchase upon the exercise of any Warrant shall be adjusted effective at such time, to a number equal to the product of (A) the number of Warrant Shares subject to purchase upon the exercise of such Warrant immediately prior to such event by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event.

SECTION 4.7 Capital Reorganization or Capital Reclassifications. If, at any time after the Closing Date, there shall be any capital reorganization or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), then in each case the Corporation shall cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such reorganization or reclassification and any such provision shall include adjustments in respect of such stock, securities or other property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Agreement with respect to such Warrant.

SECTION 4.8 Consolidations and Mergers. If, at any time after the Closing Date, the Corporation shall consolidate with, merge with or into, or sell all or substantially all of its assets or property to, another corporation (other than in a Cash Specified Transaction or a Non-Cash Specified Transaction if the Requisite Holders elect to cause the Warrants to expire in connection with such Non-Cash Specified Transaction), then the Corporation shall cause effective provision to be made so that each Warrant shall, effective as of the effective date of such event retroactive to the record date, if any, of such event, be exercisable or exchangeable for the kind and number of shares of stock, other securities, cash or other property to which a holder of the number of shares of Common Stock deliverable upon exercise or exchange of such Warrant would have been entitled upon such event.

SECTION 4.9 Notice; Calculations; Etc. Whenever the Exercise Price and the number of Warrant Shares shall be adjusted as provided in this Section 4, the Corporation shall provide to each Holder a statement, signed by an Executive Officer, describing in detail the facts requiring such adjustment and setting forth a calculation of the Exercise Price and the number of Warrant Shares applicable to each Warrant after giving effect to such adjustment. All calculations under this Section 4 shall be made to the nearest one hundredth of a cent ($.0001) or to the nearest one-tenth of a share, as the case may be. Adjustments pursuant to Sections 4.5, 4.6, 4.7 and 4.13 shall apply to successive events or transactions of the type covered thereby.

SECTION 4.10 Excluded Transactions. Notwithstanding any other provision of this Section 4, no adjustment shall be made pursuant to this Section 4 in respect of the issuance of Excluded Securities.

SECTION 4.11 Adjustment Rules.

(a) Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur, except that, notwithstanding any other provision of this Section 4, no adjustment shall be made to the number of shares of Common Stock or to the Exercise Price if such adjustment represents less than 1% of the number of shares previously required to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to 1% or more of the number of shares to be so delivered.

(b) Notwithstanding any other provision of this Agreement, the actual amount payable by a Holder in connection with the exercise of a Warrant hereunder shall not be less than the par value per share of the Common Stock, unless and until the Exercise Price, as adjusted pursuant to this Section 4, has been reduced to an amount less than 1% of the par value per share of the Common Stock. Before taking any action which would cause an adjustment pursuant to this Section 4 which would reduce the Exercise Price below 1% of the par value per share, the Corporation shall use reasonable best efforts to take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted; provided, that if corporate action is not taken which enables the Corporation to so validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted, the Exercise Price shall be the lowest price required under Applicable Law to enable the Corporation to so validly and legally issue fully paid and nonassessable Warrant Shares (i.e. the par value per share of the Common Stock).

SECTION 4.12 Regulated Holders. If, in the written opinion of counsel to any Regulated Holder (which may be internal counsel), the receipt by such Regulated Holder of Warrant Shares (or any security included therein) upon any exercise or exchange pursuant to this Article IV would cause such Regulated Holder to violate any provision of Applicable Law with respect to its Ownership of voting securities of the Corporation, then the Corporation will use its reasonable best efforts (including without limitation using its reasonable best efforts to cause its Organizational Documents to be amended) to create an Equivalent Nonvoting Security with respect to Warrant Shares (or any such security included therein), and such Regulated Holder shall be entitled to receive upon such exercise or exchange, in lieu of such number (as it shall specify) of shares or other units of Warrant Shares (or any such security included therein) otherwise receivable by such Regulated Holder, the same number of shares or other units of such Equivalent Nonvoting Security.

SECTION 4.13 Unresolved Bankruptcy Claims Adjustment. The Corporation and the Holders each understand and acknowledge that the number of Warrant Shares issued on the Closing Date to the Holders has been determined based on the number of shares of Common Stock issued as “allowed claims” on or about the Closing Date by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to the Joint Amended Plan of Reorganization of Delta Petroleum Corporation and its Debtor Affiliates, as confirmed on August 15, 2012, by an order of the Bankruptcy Court on August 16, 2012 (the “Plan”). The Warrant Shares and the Exercise Price shall be adjusted in the event that any additional shares of Common Stock or securities convertible into Common Stock (the “Unresolved Bankruptcy Shares”) are authorized to be issued under the Plan by the Bankruptcy Court after the Closing Date as a result of any unresolved bankruptcy claims under the Plan. Upon each issuance of any Unresolved Bankruptcy Shares, the Exercise Price shall be reduced to an amount equal to the product obtained by multiplying (A) the Exercise Price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which shall be (x) 147,655,8151 and (y) the denominator of which shall be sum of (1) 147,655,815 and (2) and the number of additional Unresolved Bankruptcy Shares authorized for issuance under the Plan. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares which may be obtained upon exercise of such Warrant shall be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. Notwithstanding any other provision of this Section 4, the adjustments provided in this Section 4.13 shall be the sole adjustment to the Exercise Price or the number of Warrant Shares under this Section 4 as a result of the issuance of any Unresolved Bankruptcy Shares.

[1]	The fully-diluted number of shares of Common Stock issued or issuable as of the Closing Date for allowed claims.

ARTICLE V.

WARRANT FORFEITURE

SECTION 5.1 Failure to Fund Loans. In the event that any Lender or its Affiliates (collectively, a “Defaulting Lender”) fails to fund its pro rata share of any loans (the “Loans”) required to be made by such Defaulting Lender under the Credit Agreement (a “Funding Failure”), then the number of Warrant Shares exercisable under the Warrants held by such Defaulting Lender shall be reduced (the “Warrant Shares Adjustment”) to an amount equal to the product of (i) the number of Warrant Shares initially exercisable under the Warrant held by the Defaulting Lender and (ii) a fraction equal to one minus the quotient obtained by dividing (x) the amount of Loans previously made under the Credit Agreement by the Defaulting Lender by (y) the Defaulting Lender’s full commitment for Loans under the Credit Agreement. In the event that any or all of the Warrant Shares have been previously exercised by such Defaulting Lender prior to such Funding Failure, then a portion of the Warrant Shares held by such Defaulting Lender shall be forfeited to the Corporation in an amount equal to the excess, if any, between (i) the number of Warrant Shares issued and outstanding and held by such Defaulting Lender and (ii) the maximum number of Warrant Shares that would have been exercisable under the Defaulting Lender’s Warrants after the Warrant Shares Adjustment. Each Holder of Warrant Shares agrees that any Warrant Shares exercised by a Holder prior to the date that the Lenders are no longer required to fund any Loans under the Credit Agreement shall bear a legend and transfer restriction referring to the obligations of such Holder under this Section 5.1. In the event that the Defaulting Lender includes more than one Affiliated Lender, then the Warrant Shares Adjustment shall be made on a pro rata basis among all Lenders who are an Affiliate of such Defaulting Lender.

SECTION 5.2 Issuance of Additional Warrants. In the event of any Funding Failure in accordance with Section 5.1 above, the Corporation shall have the obligation to reissue additional Warrants under this Agreement to any Lenders or new Lenders who fulfill the Loans not funded as a result of the Funding Failure by a Defaulting Lender (the “Additional Warrants”). The Additional Warrants shall be equal in the aggregate to the difference between (i) the number of Warrant Shares initially exercisable under the Warrants held by the Defaulting Lender and (ii) the number of Warrant Shares exercisable or held by the Defaulting Lender after the Warrant Shares Adjustment. The Additional Warrants shall be allocated on a pro rata basis among any Lenders who fulfill the Funding Failure commitments of the Defaulting Lender. The Additional Warrants shall otherwise be on the same terms and conditions as the Warrants initially issued hereunder.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

SECTION 6.1 Representations and Warranties of Investors. Each Investor represents that it (i) is acquiring the Warrant to be issued to it on the Closing Date for its own account, for investment purposes only and not with a view to any distribution or public offering in violation of the Securities Act, (ii) has the financial resources and capabilities to purchase the Warrant and to bear the economic risk of its investment in the Corporation and (iii) is an accredited investor as that term is defined under Regulation D promulgated under the Securities Act.

SECTION 6.2 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Investors as follows:

(a) Organization. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, has all requisite power and authority and has all material governmental licenses, approvals, consents and authorizations necessary to own its property and assets and to carry on its business as currently conducted and is qualified to do business in each jurisdiction in which the nature of the business conducted or the property owned or leased by it requires such qualification except where the failure to be so qualified or licensed would not have a material adverse effect on the business, condition, operations or properties of the Corporation.

(b) Corporate Power and Authority; No Required Consents or Approvals.

(i) The Corporation has the power to execute, deliver and perform its obligations under this Agreement and the Warrants.

(ii) The execution, delivery and performance by the Corporation of this Agreement, the issuance of Warrants and the issuance of Warrant Shares upon exercise of each Warrant, have been duly authorized by all required corporate and stockholder action of the Corporation and will not (i) violate any provision of Applicable Law, any Organizational Document, or any indenture or other material agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties are or may be bound, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture or other material agreement or instrument to which the Corporation is a party, or by which the Corporation or any of its properties are or may be bound, (iii) result in the creation or imposition of any lien upon any property of the Corporation or (iv) require registration or filing with, or consent, approval or any other action by any Governmental Authority, except as may be required under federal and state securities law.

(c) Enforceability. This Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid, binding and enforceable Obligation of the Corporation except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar event affecting the enforcement of creditors rights generally and except as enforceability may be subject to general principles of equity, whether such principles are applied in a court of equity. When the Warrants and Warrant Certificates have been issued as contemplated hereby, (i) each Warrant will constitute the legal, valid, binding and enforceable obligation of the Corporation and (ii) the Warrant Shares, when issued upon the exercise or exchange of a Warrant in accordance with the terms hereof and of such Warrant, will be duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock.

(d) Capitalization. The authorized capital stock of the Corporation consists of 300,000,000 shares of Common Stock, $0.01 par value, of which 147,655,815 shares are outstanding. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable.

ARTICLE VII.

COVENANTS OF THE CORPORATION

SECTION 7.1 Notices of Certain Actions.

(a) In the event that the Corporation:

(i) shall authorize issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Corporation or of any other subscription rights or warrants; or

(ii) shall authorize a dividend or other distribution to all holders of Common Stock of evidences of its indebtedness, cash or other property or assets; or

(iii) proposes to become a party to any consolidation or merger for which approval of any stockholders of the Corporation will be required by Applicable Law, or to a conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(iv) commences a voluntary or involuntary dissolution, liquidation or winding up;

(v) files a registration statement for a Qualified Public Offering;

(vi) commences a Specified Transaction; or

(vii) proposes to take any other action which would require an adjustment pursuant to Section 4.5;

then the Corporation shall provide a written notice to each Holder stating (i) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, (ii) the material terms of any such consolidation or merger and the expected effective date thereof, or (iii) the material terms of any such conveyance, transfer, dissolution, liquidation or winding up, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, conveyance, transfer, dissolution, liquidation or winding up. Such notice shall be given not later than twenty (20) Business Days (or such shorter period if twenty (20) Business Days’ notice is impractical) prior to the effective date (or the applicable record date, if earlier) of such event. The failure to give the notice required by this Section 7.1 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

SECTION 7.2 Financial Statements and Reports. The Corporation shall furnish to each Holder such financial statements and reports as it furnishes or makes available to all of its stockholders, and in the same manner and with the same restrictions as it so furnishes such financial statements and reports.

SECTION 7.3 Reserved.

SECTION 7.4 Merger or Consolidation of the Corporation. The Corporation will not merge or consolidate with or into, or sell, transfer or lease all or substantially all of its property to, any other corporation or partnership unless the successor or purchasing entity, as the case may be (if not the Corporation), shall expressly agree to provide to one representative of all Holders the securities, cash or property required by Section 4 hereof upon the exercise or exchange of Warrants and expressly assumes, by supplemental agreement reasonably satisfactory in form and substance to each Holder, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Corporation; provided, however, that the initial obligation of such successor with respect to the exercise or exchange of Warrants shall be only as set forth in Section 4, and, provided further that the foregoing shall not apply to a Cash Specified Transaction or a Non-Cash Specified Transaction if the Requisite Holders have provided for expiration of the Warrants upon occurrence of such Non-Cash Specified Transaction.

SECTION 7.5 Reservation of Shares. The Corporation will at all times have authorized, and reserve and keep available, free from preemptive rights, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise or exchange of each Warrant, the number of Shares of Common Stock deliverable upon exercise or exchange of all outstanding Warrants.

SECTION 7.6 Current Public Information. At all times after the Corporation had a registration statement declared effective with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation will file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and will take such further action as any Holder or Holders of restricted securities may reasonably request, all to the extent required to enable such holders to sell Restricted Securities pursuant to (i) Rule 144 or Rule 144A adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any successor rule hereafter adopted by the Commission. Upon request, the Corporation will deliver to such holders a written statement as to whether it has complied with such requirements.

SECTION 7.7 Public Disclosures. The Corporation will not disclose any Holder’s name or identity as an investor in the Corporation in any press release or other public announcement without the written consent of such Holder, unless such disclosure is required by Applicable Law or governmental regulations or by order of a court of competent jurisdictions in which case prior to making such disclosure the Corporation will give written notice to such Holder describing in reasonable detail the proposed content of such disclosure and will permit the Holder to review and comment upon the form and substance of such disclosure.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1 Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Agreement shall be in writing (i) delivered personally, (ii) sent by nationally-recognized overnight courier, (iii) sent by first class, registered or certified mail, return receipt requested or (iv) sent by facsimile, in each case to such party at its address as follows:

(a) if to the Corporation, to:

Par Petroleum Corporation

370 17th Street, Suite 4300

Denver, CO 80202

Attention: Chief Executive Officer

Telephone:

Telecopier:   (303) 298-8251

with a copy to:

Davis Graham & Stubbs LLP

1550 17th Street

Suite 500

Denver, CO 80202

Attention: John A. Elofson, Esq.

Telephone:   (303) 892-7335

Telecopier:   (303) 893-1379

(b) if to the Investors, at their respective addresses set forth on Schedule A hereto.

with a copy to:

Brown Rudnick LLP

601 Thirteenth Street, NW

Suite 600S

Washington, DC 20005

Attention: Christopher J. Hagan, Esq.

Telephone:    (202) 536-1761

Telecopier:    (617) 289-0771

Any notice, demand or request so delivered shall constitute valid notice under this Agreement and shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery, (ii) on the next Business Day after the date when sent in the ease of delivery by nationally-recognized overnight courier, (iii) on the fifth Business Day after the date of deposit in the U.S. mail in the case of mailing or (iv) upon receipt in the case of a facsimile transmission. Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different Person to which all such notices, demands or requests thereafter are to be addressed.

SECTION 8.2 No Voting Rights; Limitations of Liability. No Warrant shall entitle the holder thereof to any voting rights or, rights to dividends or any other rights of a stockholder of the Corporation. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Corporation.

SECTION 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only pursuant to a written agreement signed by the Corporation and the Requisite Holders.

SECTION 8.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction

SECTION 8.5 Specific Performance. Each Holder shall have the right to specific performance by the Corporation of the provisions of this Agreement, in addition to any other remedies it may have at law or in equity. The Corporation hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Corporation for specific performance of this Agreement by the Holders of the Warrants or Warrant Shares.

SECTION 8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation, each Holder and their respective successors and assigns.

SECTION 8.7 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Corporation and each Holder shall have been received.

SECTION 8.8 Governing Law. THIS AGREEMENT AND THE WARRANTS, SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE.

SECTION 8.9 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Corporation and each Holder of a Warrant or a Warrant Share any legal or equitable right, remedy or claim hereunder.

SECTION 8.10 Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.

SECTION 8.11 Reserved.

SECTION 8.12 Certain Taxes. The Corporation will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs relating to: (i) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect hereof (but expressly excluding any capital gains or taxes on income), (ii) reasonable fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred in respect of the successful enforcement by Holders of the rights granted to Holders under this Agreement, and (iii) the Holders’ reasonable out-of-pocket fees and expenses relating to the consideration, negotiation, preparation or execution of any amendments, waivers or consents requested by the Corporation in writing pursuant to the provisions hereof, whether or not any such amendments, waivers or consents are executed. In addition, the Corporation shall pay all expenses in connection with, and all taxes (other than withholding, income or similar taxes) that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant or the exchange of Warrants pursuant to Section 3.2; provided, that the Corporation shall not be required to pay any expenses or tax which may be payable in respect of any transfer involved in the exchange of any Warrant or issuance of any Warrant or any certificate for Warrant Shares in a name other than that of the Holder of the Warrant being exercised.

SECTION 8.13 Attorneys’ Fees. In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable and documented costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, reasonable attorneys’ fees).

SECTION 8.14 Filings. The Corporation shall, at its own expense, promptly execute and deliver, or cause to be executed and delivered, to any holder of Warrants all applications, certificates, instruments and all other documents and papers that such holder of Warrants may reasonably request in connection with the obtaining of any consent, approval, qualification, or authorization of any federal, provincial, state or local government (or any agency or commission thereof) necessary or appropriate in connection with, or for the effective exercise of, any Warrants then held by such holder.

SECTION 8.15 Other Transactions. Nothing contained herein shall preclude the Holder from engaging in any transaction, in addition to those contemplated by this Agreement with the Corporation or any of its Affiliates in which the Corporation or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 8.16 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR ACTIONS OF THE HOLDERS OR THE CORPORATION SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE; THE CORPORATION HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUCH

LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE CORPORATION FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF DELAWARE. THE CORPORATION HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. TO THE EXTENT THAT THE CORPORATION HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE CORPORATION HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

SECTION 8.17 Waiver of Jury Trial. THE HOLDERS AND THE CORPORATION HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR ACTIONS OF THE HOLDERS OR THE CORPORATION. THE CORPORATION ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDERS ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers, all as of the date and year first above written.

THE CORPORATION

PAR PETROLEUM CORPORATION

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

INVESTORS

WB DELTA, LTD

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

WATERSTONE OFFSHORE ER FUND, LTD.

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

PRIME CAPITAL MASTER SPC

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MARKET NEUTRAL MAC51, LTD.

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MARKET NEUTRAL MASTER FUND, LTD.

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MF FUND, LTD.

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

NOMURA WATERSTONE MARKET NEUTRAL FUND

By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

ZCOF PAR PETROLEUM HOLDINGS, L.L.C.

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President

HIGHBRIDGE INTERNATIONAL LLC
By: Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jonathan Segel
Name:	Jonathan Segal
Title:	Managing Director

EXHIBITS

Exhibit A	Form of Warrant Certificate

SCHEDULES

Schedule A	Ownership of Warrants and Warrant Shares

EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE LIMITATIONS ON TRANSFER SET FORTH IN THE WARRANT ISSUANCE AGREEMENT DATED AS OF AUGUST     , 2012, BETWEEN THE CORPORATION AND CERTAIN INVESTORS A PARTY THERETO. A COPY OF THE WARRANT ISSUANCE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION.

PAR PETROLEUM CORPORATION

No. W-	Warrant to Purchase
Shares of Common Stock

, 2012

Common Stock Purchase Warrant

THIS CERTIFIES that, for value received,                     is entitled to purchase from the PAR PETROLEUM CORPORATION, a Delaware corporation (the “Corporation”),             shares of the Common Stock, $0.01 par value (the “Common Stock”), of the Corporation, at the price (the “Exercise Price”) of $0.01 per share, at any time or from time to time during the period commencing on the date hereof and ending at 5:00 P.M. on the tenth anniversary of the date hereof or such earlier time as set forth in the Warrant Issuance Agreement (the “Expiration Date”); provided, however, that this Warrant may not be exercised for any shares of Common Stock by any Regulated Holder to the extent that such exercise will result in a violation of any Applicable Law.

This Warrant has been issued pursuant to the Warrant Issuance Agreement (the “Warrant Issuance Agreement”) dated August 31, 2012, between the Corporation and certain investors, and is subject to the terms and conditions, and entitled to the benefits, thereof, including provisions (i) for adjusting the number of Warrant Shares issuable upon the exercise hereof and the Exercise Price to be paid upon such exercise (including any adjustment required by Section 5.1 of the Warrant Issuance Agreement), (ii) providing for certain “right of first offer” rights and (iii) providing certain information and other rights. A copy of the Warrant Issuance Agreement is available for inspection at the principal office of the Corporation and will be furnished without charge to the Holder upon written request to the Corporation. Capitalized terms used but not defined herein shall have the meaning given to them in the Warrant Issuance Agreement.

SECTION 1. Exercise of Warrant. On any Business Day prior to the Expiration Date, the Holder may exercise this Warrant, in whole or in part, by delivering to the Corporation this Warrant accompanied by a properly completed Exercise Form in the form of Annex A and a check in an aggregate amount equal to the product obtained by multiplying (a) the Exercise Price by (b) the number of Warrant Shares being purchased. Any partial exercise of a Warrant shall be for a whole number of Warrant Shares only. Any exercise of this Warrant shall be subject to the potential forfeiture rights of the Corporation set forth in Section 5.1 of the Warrant Issuance Agreement.

SECTION 2. Exercise Price. The Exercise Price is subject to adjustment from time to time as provided in the Warrant Issuance Agreement.

SECTION 3. Exchange of Warrant. On any Business Day prior to the Expiration Date, the Holder may exchange this Warrant, in whole or in part, for Warrant Shares by delivering to the Corporation this Warrant accompanied by a properly completed Exchange Form in the form of Annex B. The number of shares of Common Stock to be received by the Holder upon such exchange shall be determined as provided in Section 4.2 of the Warrant Issuance Agreement.

SECTION 4. Transfer. Subject to the limitations set forth in the Warrant Issuance Agreement, this Warrant may be transferred by the Holder by delivery to the Corporation of this Warrant accompanied by a properly completed Assignment Form in the form of Annex C.

SECTION 5. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Corporation will issue a new Warrant of like denomination and tenor upon compliance with the provisions set forth in the Warrant Issuance Agreement.

SECTION 6. No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or, except as otherwise provided in the Warrant Issuance Agreement, other rights of a stockholder of the Corporation, as such.

SECTION 7. Successors. All of the provisions of this Warrant by or for the benefit of the Corporation or the Holder shall bind and inure to the benefit of their respective successors and assigns.

SECTION 8. Headings. Section headings in this Warrant have been Inserted for convenience of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Warrant.

SECTION 9. Governs. This Warrant shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to principles or conflicts or laws).

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers, and this Warrant to be dated as of the date first set forth above.

PAR PETROLEUM CORPORATION

By:
Name:
Title:

ATTEST:

By:
Name:
Title:

ANNEX A

NOTICE OF EXERCISE

Attention:     Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐	shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6.1 of the Warrant Issuance Agreement with respect to such Holder are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

1

ANNEX B

NOTICE OF CASHLESS EXCHANGE

Attention: Corporate Secretary

In accordance with Section 4.2 of the Warrant Issuance Agreement, the undersigned hereby elects to exchange the attached Warrant for either:

☐	shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith the attached Warrant in exchange for a new Warrant for any remaining Warrant Shares not exchanged for such shares of Common Stock in accordance with Section 4.2 of the Warrant Issuance Agreement; or

☐	the maximum number of shares of Common Stock issuable pursuant to the terms of Section 4.2 of the Warrant Issuance Agreement by delivery of the attached Warrant (estimated to be shares of Common Stock), and tenders herewith the attached Warrant in exchange for such Warrant Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6.2 of the Warrant Issuance Agreement with respect to such Holder are true and correct as of the date hereof.

HOLDER:

Date:		By:

Address:

Name in which shares should be registered:

1

ANNEX C

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

2

SCHEDULE A

KEY HOLDERS

Name and Address	Number of Warrants Shares Exercisable

WB DELTA, LTD c/o Whitebox Advisors, LLC 3033 Excelsior Blvd. Suite 300 Minneapolis, MN 55416 Attn: Katrina Kramer Fax: 612-253-6178 Email: kkramer@whiteboxadvisors.com Attn: Jake Mercer Fax: 612-253-6149 Email: Jmercer@whiteboxadvisors.com Attn: Barb Reller Fax: 612-253-6114 Email: Breller@whiteboxadvisors.com	3,326,574

WATERSTONE OFFSHORE ER FUND, LTD c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	197,278

PRIME CAPITAL MASTER SPC c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	29,736

WATERSTONE MARKET NEUTRAL MAC51, LTD c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	109,030

WATERSTONE MARKET NEUTRAL MASTER FUND, LTD. c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	1,167,007

WATERSTONE MF FUND, LTD. c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	272,097

NOMURA WATERSTONE MARKET NEUTRAL FUND c/o Waterstone Capital Management, LP 2 Carlson Parkway, Suite 260 Plymouth, MN 55447 Attn: Vincent Conley Fax: 952.697.4140 Email: vconley@wscm.net	22,062

ZCOF PAR PETROLUEM HOLDINGS, L.L.C. Two North Riverside Plaza Suite 600 Chicago, Illinois 60606 Attn: Will Monteleone Fax: (312) 454-0335 Email: wmonteleone@egii.com	3,959,328

HIGHBRIDGE INTERNATIONAL, L.P. c/o Highbridge Capital Management 40 West 57th Street, 32nd Floor New York, NY 10019 Attn: Jonathan Segal Email: jonathan.segal@highbridge.com	509,013

TOTAL	9,592,125